APPENDIX A

1.  Target Managed VIP Portfolio
2.  The DowSM DART 10 Portfolio
3.  Global Target 15 Portfolio
4.  S & P Target 24 Portfolio
5.  NASDAQ Target 15 Portfolio
6.  First Trust 10 Uncommon Values Portfolio
7.  First Trust Energy Portfolio
8.  First Trust Financial Services Portfolio
9.  First Trust Pharmaceutical Portfolio
10. First Trust Technology Portfolio
11. Value Line Target 25 Portfolio


Amended:  September 16, 2002